Exhibit 99.1

                                                            Investor Inquiries:
                                                            Robert K. Gudbranson
                                                            (440) 329-6001

NEWS RELEASE


INVACARE CORPORATION REPORTS RECORD THIRD QUARTER SALES AND EARNINGS, EXCEEDING PREVIOUS GUIDANCE

ELYRIA, Ohio - (October 16, 2003) - On the strength of new product introductions and recent acquisitions, Invacare Corporation (NYSE: IVC) today reported record financial results for the third quarter and nine months ended September 30, 2003.

CONSOLIDATED RESULTS
Earnings per share for the quarter increased to $0.63 versus $0.61 last year, while net earnings for the quarter were $20.0 million versus $19.2 million last year. Net sales for the quarter increased 17% to $327.4 million versus $280.3 million last year. Foreign currency accounted for five percentage points of the sales increase, while acquisitions contributed an additional four percentage points for the quarter. Results for the quarter benefited from higher net sales, offset by a lower gross margin percentage and higher selling, general and administrative expense (SG&A expense).

The gross margin as a percentage of net sales for the third quarter  improved by
0.8 percentage points compared to this year's second quarter, although the gross margin percentage decreased 1.1 percentage points compared to last year's quarter. Cost reduction projects along with the increased volume resulted in an increasing gross margin percentage for each of the quarters of this year. SG&A expense as a percentage of net sales increased by 0.4 percentage points compared to last year. However, compared to second quarter this year, SG&A expense as a percentage of net sales declined by 0.7 percentage points as the Company benefits from the growth of net sales. SG&A expense increased 19% over last year's quarter due to acquisitions, foreign currency translation, continued investments in marketing and branding programs, additional provisions for bad debts, and an increase in insurance costs. Foreign currency accounted for five percentage points of the increase of SG&A expense, while acquisitions contributed an additional four percentage points.

Earnings per share for the nine months were $1.51, up from $1.49 last year. Net earnings were $47.7 million up from $47.1 million last year. Net sales for the nine months increased 12% to $904.2 million versus $807.2 million last year. Foreign currency accounted for six percentage points of the sales increase, while acquisitions contributed an additional two percentage points for the nine months. Results for the nine months benefited from higher net sales and lower interest expense, offset by a lower gross margin percentage and higher SG&A expense.

A. Malachi Mixon, III, chairman and chief executive officer, stated, "Invacare's improving sales performance, recent acquisitions and expanding gross margin allowed us to exceed the previous guidance on earnings per share for the quarter. The strong increase in North American sales of respiratory products, rehab products and medical supplies and in Australasian sales led the improved revenue growth. Additionally, the Company continued to generate strong free cash flow*, totaling $20 million for the quarter. During the quarter, the Company paid down debt by approximately $36 million and borrowed $65 million to fund acquisitions." Free cash flow is defined as net cash provided by operating activities less the purchases of property and equipment.

NORTH AMERICA
For the quarter, North American net sales increased 17% to $232.8 million versus $199.3 million last year. Foreign currency accounted for one percentage point of the sales increase, while acquisitions contributed an additional four percentage points for the quarter. Respiratory products sales increased 51% due to continued strong performance in oxygen concentrators and the HomeFillTM oxygen system product line. Sales of the rehab products line increased 45%, due largely to the strength of sales in both the consumer power and custom power product lines. Excluding acquisitions, rehab sales increased by 40%. Invacare Supply Group sales increased 13%, continuing its recent strong growth.

Standard products sales declined 9%, primarily due to continued pricing pressures. Invacare Continuing Care Group sales increased by 21% on a reported basis. However, excluding acquisitions, Invacare Continuing Care Group sales decreased 11%, primarily due to continued slow purchases in the nursing home sector.

For the quarter, earnings before income taxes decreased versus last year largely due to pricing pressures along with continued shift in the product mix toward lower margin products and supplies, coupled with increased spending on branding and marketing programs, bad debt expense and insurance costs.

For the nine months, North American net sales increased 9% to $646.2 million versus $593.2 million last year. Adjusting for acquisitions, net sales increased 7% for the nine months.

EUROPE
For the quarter, European net sales increased 7% to $73.8 million versus $68.8 million last year. Adjusting for foreign currency, European net sales decreased 6% for the quarter primarily due to slower than expected sales in the Nordic region and Germany. In our effort to regain sales growth with market share gains, the Company will introduce 10 key products at the industry's European trade show this week. The Company is hopeful that new product introductions should help drive a recovery in sales growth, as they have in North America.

For the quarter, earnings before income taxes decreased primarily due to increased spending on SG&A expense to re-establish sales growth. However, cost reduction projects and product rationalization have led to gross margin expansion.

For the nine months, European net sales increased 13% to $205.0 million versus $182.2 million last year. Adjusting for foreign currency, European net sales decreased 5% for the nine months. For the nine months, European earnings before taxes increased by 15% related to improved gross margins and currency translation.

AUSTRALASIA
For the quarter, Australasian net sales increased 71% to $20.7 million versus $12.1 million last year. Adjusting for foreign currency, Australasian net sales increased 37% in the quarter versus last year, strongly driven by sales at Dynamic Controls including a large increase to a non-healthcare related customer. For the quarter, earnings before income taxes increased compared to last year due in part to increased sales, a favorable impact from foreign currency translation and continued control on SG&A expense.

For the nine months, Australasian net sales increased 67% to $52.9 million versus $31.8 million last year. Adjusting for foreign currency, Australasian net sales increased 35% for the nine months.

FINANCIAL CONDITION
Total debt outstanding was $252.7 million at the end of the third quarter, bringing debt-to-total-capitalization to 31.4% versus 33.2% at the end of last year and 36.1% at the end of the third quarter last year. Despite borrowing $65 million related to purchasing accretive acquisitions, the Company has lowered its debt-to-total-capitalization since year end with continued strong free cash flow. With the current debt-to-total-capitalization level, the Company has the flexibility to continue to make accretive acquisitions or to purchase common shares. Days sales outstanding were 64 days, improving by two days compared with the end of last year and improving by four days compared with the end of the third quarter last year. Inventory turns were 6.2, flat with the level at the end of last year and at the end of the third quarter last year.

OUTLOOK
Strength in rehab, respiratory and supplies revenues and profits during the third quarter gives the Company additional confidence in its ability to achieve double-digit sales and earnings growth in the fourth quarter. For the fourth quarter, the Company expects a net sales increase of between 16% and 18% and earnings per share of between $0.65 and $0.70. For the year, the Company believes it will report earnings per share of between $2.16 and $2.21. The Company's previous guidance of earnings per share was between $2.10 and $2.20. Net sales for the year are expected to be between 12% and 14% above last year. The Company also reconfirms its free cash flow guidance of $65 million to $75 million for the year.

Commenting on the Company's anticipated results, Mixon said, "We believe we have a number of activities that should further improve profitability in the near and medium term. The Company continues to lower costs in order to blunt the attack from Asian copycat products on our standard product lines. We also believe we are on schedule to control our own manufacturing capability in China in early 2004. Additionally, with the recent launch of a private label-branding program at the supplies division, the Company should also improve gross margin at that division."

Mixon continued, "We are extremely pleased with the very strong performance of the rehab and respiratory product lines in North America. Invacare's new product introduction program over the last three years has already produced and will continue to generate returns for the shareholders. The Company should exit the year reaching its 2003 target of replacing 90% of North American equipment sales in the homecare channel from new products introduced since October 2001. We had good response on the 40 new product introductions at the Medtrade show in Atlanta last week, including the particularly strong reception of a new highly maneuverable vehicle, the Invacare(R) Buzz HMVTM."


* Free cash flow is a non-GAAP financial measure, which is reconciled to the related GAAP financial measure in the "Reconciliation" table included after the Condensed Consolidated Balance Sheets in this press release.

Invacare Corporation (NYSE:IVC - news), headquartered in Elyria, Ohio, is the global leader in the manufacture and distribution of innovative home care and long term care medical products that promote recovery and active lifestyles. The Company has 5,300 associates and markets its products in 80 countries around the world. For more information about the Company and our products, visit Invacare's website at www.invacare.com.


This press release contains forward-looking statements within the meaning of the "Safe Harbor" provisions of the Private Securities Litigation Reform Act of 1995. Terms such as "will," "should," "plan," "intend," "expect," "continue," "believe," "anticipate" and "seek," as well as similar comments, are forward-looking in nature. Actual results and events may differ significantly from those expressed or anticipated as a result of risks and uncertainties which include, but are not limited to, the following: pricing pressures,the success of the Company's ongoing efforts to reduce cost, increasing raw material costs, the consolidations of health care customers and competitors, government reimbursement issues (including those that affect the viability of customers), the ability to design, manufacture and distribute new products with higher functionality and lower costs, the ability to accelerate market acceptance of and transition to new products, the effect of offering customers competitive financing terms, Invacare's ability to successfully identify, acquire and integrate strategic acquisition candidates, the difficulties in managing and operating businesses in many different foreign jurisdictions, the timely completion of facility consolidations, the vagaries of any litigation or regulatory investigations that the Company may be or become involved in at any time, the difficulties in acquiring and maintaining a proprietary intellectual property ownership position, the overall economic, market and industry growth conditions, foreign currency and interest rate risks, Invacare's ability to improve financing terms and reduce working capital, as well as the risks described from time to time in Invacare's reports as filed with the Securities and Exchange Commission. We undertake no obligation to review or update these forward-looking statements or other information contained herein.


                                                     INVACARE CORPORATION AND SUBSIDIARIES
                                           CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS (UNAUDITED)

                                                                     Three Months Ended          Nine Months Ended
                                                                        September 30,               September 30,
(In thousands, except per share data)                                2003          2002           2003        2002
-------------------------------------------------------------------------------------------------------------------
Net sales                                                        $327,366       $280,253      $904,153     $807,180
Cost of products sold                                             228,914        192,900       637,416      564,575
                                                                  -------        -------       -------      -------
     Gross profit                                                  98,452         87,353       266,737      242,605
Selling, general and administrative expense                        66,983         56,342       191,092      163,390
Interest expense - net                                              1,657          2,449         4,544        8,983
                                                                    -----          -----         -----        -----
     Earnings before income taxes                                  29,812         28,562        71,101       70,232
Income taxes                                                        9,805          9,400        23,390       23,100
                                                                    -----          -----        ------       ------
Net earnings                                                      $20,007        $19,162       $47,711      $47,132
                                                                  =======        =======       =======      =======

Net earnings per share - basic                                      $0.65          $0.62         $1.55        $1.53
                                                                    =====          =====         =====        =====
Weighted average shares outstanding - basic                        30,845         30,900        30,825       30,843
                                                                   ======         ======        ======       ======

Net earnings per share - assuming dilution                          $0.63          $0.61         $1.51        $1.49
                                                                    =====          =====         =====        =====
Weighted average shares outstanding - assuming dilution            31,752         31,652        31,602       31,677
                                                                   ======         ======        ======       ======

Business Segments - The Company operates in three primary business segments based on geographical area: North America, Europe and Australasia. The three reportable segments represent operating groups, which offer products to different geographic regions. Intersegment revenue for reportable segments was $20,722,000 and $55,314,000 for the three and nine months ended September 30, 2003, respectively, and $16,052,000 and $45,704,000 for the same periods a year ago.

The information by segment is as follows:

                                                                 Three Months Ended         Nine Months Ended
                                                                   September 30,               September 30,
(In thousands)                                                  2003          2002          2003           2002
---------------------------------------------------------------------------------------------------------------
Revenues from external customers
     North America                                          $232,829      $199,333      $646,202       $593,223
     Europe                                                   73,839        68,808       205,020        182,204
     Australasia                                              20,698        12,112        52,931         31,753
                                                            --------      --------      --------       --------
     Consolidated                                           $327,366      $280,253      $904,153       $807,180
                                                            ========      ========      ========       ========

Earnings (loss) before income taxes
     North America                                          $ 21,056      $ 22,557      $ 54,520      $  60,254
     Europe                                                    6,399         6,627        13,014         11,334
     Australasia                                               2,695         1,706         5,973          3,280
     All Other                                                  (338)       (2,328)       (2,406)        (4,636)
                                                             -------       -------      --------        -------
     Consolidated                                            $29,812      $ 28,562      $ 71,101       $ 70,232
                                                             =======      ========      ========       ========

"All Other" consists of the domestic export unit, un-allocated corporate selling, general and administrative costs, the Invacare captive insurance unit and inter-company profits, which do not meet the quantitative criteria for determining reportable segments.

                      INVACARE CORPORATION AND SUBSIDIARIES
                      CONDENSED CONSOLIDATED BALANCE SHEETS

                                                           September 30      December 31,      September 30,
                                                                 , 2003              2002               2002
(In thousands)                                               (unaudited)                          (unaudited)
------------------------------------------------------------------------------------------------------------
Current Assets
Cash, cash equivalents and marketable securities                $ 3,980          $ 14,436            $ 7,396
Trade receivables - net                                         244,385           200,388            215,696
Installment receivables - net                                    10,038            20,953             23,294
Inventories - net                                               129,593           111,382            105,810
Deferred income taxes and other current assets                   56,982            51,653             39,569
                                                                 ------            ------             ------
     Total current assets                                       444,978           398,812            391,765

Other Assets                                                     68,794            55,810             53,782
Plant and equipment - net                                       138,630           130,963            132,415
Goodwill - net                                                  392,902           321,118            318,205
                                                                -------           -------            -------
     Total assets                                            $1,045,304          $906,703           $896,167
                                                             ==========          ========           ========

Liabilities and Shareholders' Equity
Current Liabilities
Accounts payable                                               $105,498           $80,511            $67,734
Accrued expenses                                                 87,755            66,414             76,058
Accrued income taxes                                             19,365            16,049             16,704
Current maturities                                                3,705             4,479              5,236
                                                                  -----             -----              -----
     Total current liabilities                                  216,323           167,453            165,732

Long-term debt                                                  249,012           234,134            251,749
Other long-term obligations                                      28,528            24,804             23,794

Shareholders' equity                                            551,441           480,312            454,892
                                                                -------           -------            -------
     Total liabilities and shareholders' equity              $1,045,304          $906,703           $896,167
                                                             ==========          ========           ========


                      INVACARE CORPORATION AND SUBSIDIARIES
                    RECONCILIATION FROM NET CASH PROVIDED BY
               OPERATING ACTIVITIES TO FREE CASH FLOW (UNAUDITED)

                                                            Three Months Ended           Nine MonthsEnded
                                                               September 30,               September 30,
    (In thousands)                                          2003           2002          2003         2002
    ------------------------------------------------------------------------------------------------------
    Net cash provided by operating activities            $27,712        $30,575       $72,988      $92,984
    Less:
    Purchases of property and equipment                   (7,288)        (6,136)      (17,172)     (15,331)
                                                         -------        -------       -------      -------
    Free Cash Flow                                       $20,424        $24,439       $55,816      $77,653
                                                         =======        =======       =======      =======

Free cash flow is a non-GAAP financial measure that is comprised of net cash provided by operating activities, less purchases of property and equipment. Management believes that this financial measure provides meaningful information for evaluating the overall financial performance of the Company and its ability to repay debt or make future investments (including acquisitions, etc.) after purchases of property and equipment.